Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
March 5, 2014

Simulations Plus Reports Preliminary Revenues for

Second Fiscal Quarter FY2014

Large Renewal Order Moves to Third Quarter, Still Posts Third Highest Quarterly Revenue

LANCASTER, CA, March 5, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its second fiscal quarter of fiscal year 2014, ended February 28, 2014 (2QFY14).

In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 2QFY14. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the April 15, 2014 deadline.

Preliminary results for the quarter:

•	This was the Company’s 26th consecutive profitable quarter
•	Preliminary revenues decreased slightly to $3.081 million, compared to $3.118 million in 2QFY13, this represents a decrease of 1.2% over 2QFY13
•	Preliminary revenues for the six months ending Feb. 28, 2014 were $5.723 million, an increase of 5.8% vs. the comparable period in 2013
•	Approximately 18.2% of 2QFY14 revenues came from new software licenses
•	Approximately 2.9% of 2QFY14 revenues came from consulting studies and collaborations
•	Cash as of February 28, 2014 was $9.7 million after a dividend distribution of approximately $800,000 was made on February 24, 2014
•	Cash today is $9.9 million

John DiBella, vice president for marketing and sales of Simulations Plus, said: “This was a productive quarter for us, as we experienced strong sales to new clients, including several large companies outside of the pharmaceutical market. We also continued our penetration of the Asian and Indian territories, regions that represent growth opportunities for Simulations Plus. This progress was offset by a major customer deciding to move a global renewal order that had been received in the second fiscal quarter last year to the third fiscal quarter this year in order to synchronize with their internal budget timelines. This renewal, coupled with a consulting study contract from another client that was delayed by their legal review process, totaled approximately $350,000. These contracts are now expected to provide a nice boost to our 3QFY14 revenues. If both of these were recognized in the second quarter, revenue would have increased more than 10%.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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